Exhibit 10.1

Exhibit A to Director Compensation Plan

Cash Board Retainers as of May 4, 2023

Annual Board retainer	$90,000
Committee Chair retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$20,000
• Governance Committee Chair	$15,000
Committee Member retainers:
• Audit Committee Member	$2,000
• Compensation Committee Member	$2,000
• Governance Committee Member	$2,000

Meeting Fees

None

Equity grants as of May 4, 2023

Restricted stock determined by dividing $145,000 (except for non-executive Chairman, who shall receive $265,000) by the 20-day volume weighted average price (VWAP) of the Company’s common stock on the New York Stock Exchange as of the date immediately preceding the Company’s Annual Meeting of Stockholders. Restricted stock will vest upon the first anniversary of the grant date.